Exhibit 99.1

Investor Contact:	Cori Lin, Crocs, Inc.
(303) 848-5053
clin@crocs.com

PR Contact:	Melissa Layton, Crocs, Inc.
(303) 848-7885
mlayton@crocs.com

Crocs, Inc. Expects Record Annual Revenues of ~$3.55B, Up ~53%
Anticipates 2023 Revenue Growth of 10-13%
___________________________________________________________________________

BROOMFIELD, COLORADO — January 10, 2023 — Crocs, Inc. (NASDAQ: CROX), a world leader in innovative casual footwear for women, men, and children, today announced it expects record 2022 revenues of approximately $3.55 billion, which would represent approximately 53% growth compared to 2021.

“2022 was an exceptional year for Crocs, Inc., with strong consumer demand for both the Crocs and HEYDUDE brands driving expected 53% revenue growth. We are also pleased to have made significant progress on deleveraging, as we have reduced borrowings by approximately $500 million since acquiring HEYDUDE in early 2022,” said Andrew Rees, Chief Executive Officer.

2022 Outlook

With respect to 2022:

•We expect fourth quarter 2022 revenue growth of approximately 60% compared to 2021.
•We expect full year 2022 revenues to grow approximately 53% compared to 2021, above recent guidance of approximately 49% to 52% growth.
•We continue to expect full year 2022 non-GAAP operating margin of approximately 27%.
•We reduced borrowings by $300 million during the fourth quarter.

2023 Outlook

With respect to 2023, we expect revenue growth of 10% to 13% compared to 2022, resulting in full year revenues of approximately $3.9 billion to $4.0 billion at current currency rates.

ICR Conference

We will present at the 2023 ICR Conference today, January 10, 2023, at 8:00 am ET.

A live broadcast of our presentation may be found on the Investor Relations section of the Crocs Inc. website, investors.crocs.com. A replay of the webcast will remain available on the website after the presentation.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. The Company's brands include Crocs and HEYDUDE and its products are sold in more than 85 countries through wholesale and direct-to-consumer channels. For more information on Crocs, Inc. please visit investors.crocs.com. To learn more about our brands, please visit www.crocs.com or www.heydude.com or follow @Crocs or @heydudeshoes on Facebook, Instagram and Twitter.

Forward Looking Statements

This press release includes estimates, projections, and statements relating to our plans, commitments, objectives, and expectations that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934.

These statements include, but are not limited to, statements regarding potential impacts to our business related to our financial condition, brand and liquidity outlook, and expectations regarding our future revenue, margins, non-GAAP adjustments, Crocs' strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, and statements regarding full year, fourth quarter 2022, 2023 and long term financial outlook and future profitability, cash flows, and brand strength. These statements involve known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our expectations regarding supply chain disruptions; the COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; cost inflation; current global financial conditions, including economic impacts resulting from the COVID-19 pandemic; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this press release speaks only as the date of this press release. We do not undertake any obligation to update publicly any forward-looking statements, except as required by applicable law.

Category: Investors

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America (“GAAP”), we present future period guidance for “Non-GAAP operating margin.” Non-GAAP results exclude the impact of items that management believes affect the comparability or underlying business trends in our condensed consolidated financial statements in the periods presented.

We also present certain information related to our current and future period results of operations through “constant currency,” which is a non-GAAP financial measure and should be viewed as a supplement to our results of operations and presentation of reportable segments under GAAP. Constant currency represents current period results that have been retranslated using exchange rates used in the prior year comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Management uses non-GAAP results to assist in comparing business trends from period to period on a consistent basis in communications with the board of directors, stockholders, analysts, and investors concerning our financial performance. We believe that these non-GAAP measures are useful to investors and other users of our condensed consolidated financial statements as an additional tool for evaluating operating performance and trends. For the year ended December 31, 2022, management believes it is helpful to evaluate our results excluding the impacts of various adjustments relating to special or non-recurring items. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Full Year 2022 Outlook:
Approximately:
Non-GAAP operating margin:
GAAP operating margin	23%
Non-GAAP adjustments, primarily associated with the HEYDUDE acquisition (1)	4%
Non-GAAP operating margin	27%
(1) For the full year 2022, we expect to incur $55 million in selling, general and administrative expenses, primarily associated with the HEYDUDE acquisition and integration, and a total $75 million in cost of sales, primarily related to the write up of HEYDUDE inventory costs to fair market value at the close of acquisition.

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